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                                                                  Exhibit 15.5

                             TIME HORIZON FUNDS

                         ADMINISTRATIVE SERVICE PLAN
                              (CLASS M SHARES)



            The Board of Trustees of Time Horizon Funds (the "Company"), on behalf of the Class M Shares of each series (each a "Fund") of the Company, has adopted the following plan (the "Plan").

I.   ADMINISTRATIVE SERVICE PLAN

            For the services and facilities rendered to the Company in connection with administrative support services relating to Class M Shares of the Funds, the Funds will make periodic payments to securities dealers and financial institutions (collectively, "Service Organizations"), for administrative support services provided with respect to the shares beneficially owned by persons ("Clients") for whom the Service Organization is the dealer of record or holder of record or with whom the Service Organization has a servicing relationship for the following:

     (i) processing dividend and distribution payments from a Fund on behalf of Clients;
     (ii) providing statements periodically to clients showing their positions in the shares;
     (iii) providing information to the Funds necessary for accounting or sub-accounting;
     (iv) if required by law, forwarding shareholder communications from a Fund (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend distribution and tax notices) to clients;
     (v) aggregating and processing purchase, exchange, and redemption requests from Clients and placing net purchase, exchange, and redemption orders for Clients;
     (vi) establishing and maintaining accounts and records relating to Clients that invest in shares; and
     (vii)  other similar services to the extent permitted by law.

Payments hereunder are not intended for distribution services.

     While this Plan is in effect, each Service Organization will be compensated by the Funds for such administration expenses that are incurred in connection with Class M shares of the Funds on a monthly basis, at the annual rate of 0.25% of average daily net assets attributable to such Class M shares for which it serves as the Service Organization during such month. These monthly payments to Service Organizations shall be made in accordance with, and subject to, the conditions set forth in Part II of this Plan.


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     The payments to Service Organizations are designed to compensate the
Service Organization for the expenses incurred and the service rendered in providing administrative support services with respect to Class M shares of the Funds. However, this Plan is a "compensation" plan, and each Service Organization will receive payments hereunder even if the amount paid exceeds the Service Organization's actual expenses. If in any month the Service Organization's expenses incurred in connection with the provision of administrative support services with respect to Class M shares of a Fund exceed the administrative service fees paid by such class of the Fund, the Service Organization will recover the excess only if the Administrative Service Plan continues to be in effect in some later year when the administrative service fees exceed the expenses. No interest, carrying or finance charge will be imposed on any amounts carried forward.

     II.  OTHER PROVISIONS

          (a) The monthly payments to the Service Organization under Part I of this Plan shall be made in accordance with, and subject to, the following conditions: (1) the calculation of a Fund's average daily net assets attributable to a class will not include those assets held in accounts opened via a transfer of assets from trust and agency accounts of Bank of America National Trust and Savings Association; and (2) the payments made out of or charged against the assets of Class M shares of a Fund shall be in payment for administrative support expenses incurred on behalf of such class.

          (b) Payments to a Service Organization made pursuant to Part I shall be subject to compliance by the Service Organization with the terms of an agreement between the Service Organization and the Trust or a designee of the Trust. If an investor in a Fund ceases to be a client of a Service Organization that has entered into an agreement with the designee, but continues to hold shares of the Fund, the designee will be entitled to receive similar payments with respect to the assistance provided to such investor.

          (c) For the purposes of determining the amounts payable under this Plan, the value of a Fund's net assets shall be computed in the manner specified in the Fund's prospectus as then in effect.

          (d) Each Service Organization shall provide the Board of Trustees with a written report at least quarterly, of all amounts expended pursuant to
Part I of this Plan. The report shall state the purpose for which the amounts were expended.

          (e) This Administrative Service Plan shall continue until October 31, 1997, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved by a majority of the Board of Trustees, including a majority of the Trustees who are not "interested persons" (as defined in the Act) of the Company and who have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan (the "Disinterested


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Trustees"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the continuance of this Administrative Service Plan.

          (f) This Plan may be amended at any time by the Board of Trustees provided that any material amendments of the terms of this Plan shall become effective only upon approval as provided in paragraph (e) hereof.

          (g) This Plan is terminable, as to Class M of any Fund, without penalty at any time by a (i) vote of a majority of the Disinterested Trustees, or (ii) vote of a majority of the outstanding voting securities of such class.

          (h) The Company's Board of Trustees has adopted this Plan as of April 29, 1997.




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